Exhibit 99.1

Spruce Biosciences Appoints Javier Szwarcberg, M.D., MPH as Chief Executive Officer

– Samir Gharib, MBA, Promoted to President –

San Francisco, Calif. – Jan. 5, 2022 – Spruce Biosciences, Inc. (Nasdaq: SPRB), a late-stage biopharmaceutical company focused on developing and commercializing novel therapies for rare endocrine disorders with significant unmet medical need, today announced that Dr. Javier Szwarcberg, M.D., MPH, has been appointed Chief Executive Officer and as a member of the board of directors. Samir Gharib, MBA, has been concurrently promoted to President and will continue in his role as Chief Financial Officer.

“With his range of leadership and demonstrated success in rare disease drug development, Javier is an excellent fit for Spruce Biosciences as we enter the next chapter of clinical development,” said Mike Grey, Executive Chairman, Spruce Biosciences. “I, along with Spruce’s entire board, look forward to working with Javier and our leadership team to timely execute on our clinical development plans for tildacerfont and to deliver on Spruce’s mission to bring novel treatment options to patients with rare endocrine disorders.  Likewise, we are pleased to recognize Samir’s efforts with his promotion to President and we expect his operational and business acumen to launch Spruce Biosciences into the next phase of growth.”

Dr. Javier Szwarcberg is an accomplished physician executive with over 18 years of leadership experience in the biotechnology and pharmaceutical industries. He has an exceptionally rich skill set in clinical research and drug development, leading more than 22 clinical trials for a variety of drugs – including small molecules, peptides and biologics – with a proven track record of 4 successful drug approvals. Most recently, Dr. Szwarcberg served as the Group Vice President and Head of Program and Portfolio Development for BioMarin Pharmaceuticals. Previously, he held positions as Senior Vice President, Head of Program and Portfolio Management at Ultragenyx Pharmaceutical and Vice President of R&D and Business Development at Horizon Pharma. He is currently a scientific advisor to Abalone Bio. Dr. Szwarcberg received his MPH from the Harvard School of Public Health and his M.D. from Universidad de Buenos Aires School of Medicine.

"It is an amazing opportunity to join Spruce during a transformative time for the company and lead a team advancing novel therapeutics for rare endocrine disorders. Spruce has an opportunity to evolve the treatment paradigm for people living with classic congenital adrenal hyperplasia (CAH), improving disease control while reducing the burden of daily glucocorticoid use, and bring relief to a patients that have not benefited from a new treatment in over 50 years,” said Javier Szwarcberg, M.D., MPH, Chief Executive Officer, Spruce Biosciences. “With a focus on the tildacerfont late-stage program in adult classic CAH, as well as expanding opportunities in pediatric classic CAH and polycystic ovary syndrome (PCOS), I look forward to working with the Spruce team to maximize the value of our pipeline programs for patients, caregivers and physicians seeking important new treatment options.”

The promotion of Samir Gharib to President follows his service as Chief Financial Officer of Spruce since May 2020 and reflects an evolution of the company’s leadership structure. In this new role, Mr. Gharib will lead the finance, business and corporate development, investor relations, corporate communications, human resources, legal and information technology functions at Spruce. Mr. Gharib is a proven and experienced leader in the global biopharmaceutical arena who has demonstrated success in strategy and execution of transformative capital raises, strategic transactions, and support of commercial product launches. As President and Chief Financial Officer, Mr. Gharib will work closely with Dr. Szwarcberg to scale the organization and execute on the company’s mission to advance its pipeline of indications for tildacerfont.

Inducement Awards

In connection with Dr. Szwarcberg’s employment with the company, Dr. Szwarcberg will be granted non-qualified stock options to purchase an aggregate of 1,000,000 shares of common stock. The independent members of the company’s Board of Directors approved the awards as an inducement material to Dr. Szwarcberg’s employment in accordance with Nasdaq Listing Rule 5635(c)(4).  The stock options will have an exercise price per share equal to the closing price of Spruce Biosciences’ common stock on January 3, 2022 and will be subject to a mix of time-based and performance-based vesting criteria.

About Spruce Biosciences

Spruce Biosciences is a late-stage biopharmaceutical company focused on developing and commercializing novel therapies for rare endocrine disorders with significant unmet medical need. Spruce is initially developing its wholly-owned product candidate, tildacerfont, as the potential first non-steroidal therapy for patients suffering from classic congenital adrenal hyperplasia (CAH). Classic CAH is a serious and life-threatening disease with no known novel therapies approved in approximately 50 years. Spruce is also developing tildacerfont for women suffering from a rare form of polycystic ovary syndrome (PCOS) with primary adrenal androgen excess. To learn more, visit www.sprucebiosciences.com and follow us on Twitter @Spruce_Bio, LinkedIn, Facebook and YouTube.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the impact of new management hires and promotions, the fulfillment of Spruce’s strategic business objectives, and the advancement of Spruce’s drug development pipeline. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans”, “will”, “believe”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Spruce’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Spruce’s business in general, the impact of the COVID-19 pandemic, and the other risks described in Spruce’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Spruce undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Media Contact

Will Zasadny
Canale Communications
(619) 961-8848
will.zasadny@canalecomm.com
media@sprucebiosciences.com

Investors

Xuan Yang
Solebury Trout
(415) 971-9412
xyang@soleburytrout.com
investors@sprucebiosciences.com

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